Exhibit 99

FOR IMMEDIATE RELEASE

Dec. 20, 2022

General Mills Reports Fiscal 2023 Second-quarter Results

and Raises Full-year Outlook

•	Net sales increased 4 percent from the prior year to $5.2 billion; organic net sales[1] were up 11 percent

•	Operating profit of $800 million essentially matched year-ago levels; adjusted operating profit was up 7 percent in constant currency

•	Diluted earnings per share (EPS) of $1.01 increased 4 percent from the prior year; adjusted diluted EPS of $1.10 was up 12 percent in constant currency

•	Company raises full-year fiscal 2023 outlook

¹	Please see Note 8 to the Consolidated Financial Statements below for reconciliation of this and other non-GAAP measures used in this release.

MINNEAPOLIS (Dec. 20, 2022) – General Mills, Inc. (NYSE: GIS) today reported results for its fiscal 2023 second quarter.

“We continued to execute well and delivered strong top and bottom-line growth in the second quarter,” said General Mills Chairman and Chief Executive Officer Jeff Harmening. “Amid ongoing volatility in the operating environment, we remain focused on driving our Accelerate strategy by investing in brand building and innovation, strengthening our capabilities, and continuing to reshape our portfolio. With strong first-half results and positive momentum on our business, we are increasing our full-year outlook for organic net sales, adjusted operating profit, and adjusted diluted EPS growth.”

General Mills is executing its Accelerate strategy to drive sustainable, profitable growth and top-tier shareholder returns over the long term. The strategy focuses on four pillars to create competitive advantages and win: boldly building brands, relentlessly innovating, unleashing scale, and standing for good. The company is prioritizing its core markets, global platforms, and local gem brands that have the best prospects for profitable growth and is committed to reshaping its portfolio with strategic acquisitions and divestitures to further enhance its growth profile.

Second Quarter Results Summary

•

Net sales increased 4 percent to $5.2 billion, including a 5-point headwind from net divestiture and acquisition activity and 1 point of unfavorable foreign currency exchange. Organic net sales increased 11 percent, driven by positive organic net price realization and mix, partially offset by lower organic pound volume.

•

Gross margin was up 20 basis points to 32.7 percent of net sales, driven by favorable net price realization and mix, partially offset by higher input costs and unfavorable mark-to-market effects. Adjusted gross margin was up 100 basis points to 33.2 percent of net sales, driven by favorable net price realization and mix and Holistic Margin Management (HMM) cost savings, partially offset by input cost inflation, higher other cost of goods sold, and supply chain deleverage.

•

Operating profit of $800 million essentially matched year-ago levels, reflecting higher gross profit dollars offset by higher selling, general, and administrative (SG&A) expenses. Operating profit margin of 15.3 percent was down 60 basis points. Constant-currency adjusted operating profit increased 7 percent, driven by higher adjusted gross profit dollars, partially offset by higher adjusted SG&A expenses. Adjusted operating profit margin increased 60 basis points to 16.9 percent.

•

Net earnings attributable to General Mills increased 1 percent to $606 million and diluted EPS was up 4 percent to $1.01, driven by lower net shares outstanding and a lower effective tax rate, partially offset by lower benefit plan non-service income. Adjusted diluted EPS of $1.10 increased 12 percent in constant currency, driven primarily by higher adjusted operating profit, a lower adjusted effective tax rate, and lower net shares outstanding, partially offset by lower benefit plan non-service income.

Six Month Results Summary

•

Net sales increased 4 percent to $9.9 billion, including a 5-point headwind from net divestiture and acquisition activity and 1 point of unfavorable foreign currency exchange. Organic net sales increased 11 percent, driven by positive organic net price realization and mix, partially offset by lower organic pound volume.

•

Gross margin was down 210 basis points to 31.7 percent of net sales, driven by higher input costs, unfavorable mark-to-market effects, and the impact of market index pricing on bakery flour, partially offset by favorable net price realization and mix. Adjusted gross margin was up 60 basis points to 34.0 percent of net sales, driven by favorable net price realization and mix, partially offset by higher input costs and the impact of market index pricing on bakery flour.

•

Operating profit of $1.9 billion was up 15 percent, driven primarily by net gains on divestitures, partially offset by lower gross profit dollars, unfavorable net corporate investment activity, and higher SG&A expenses. Operating profit margin of 19.0 percent was up 180 basis points. Constant-currency adjusted operating profit increased 8 percent, driven by higher adjusted gross profit dollars, partially offset by higher adjusted SG&A expenses. Adjusted operating profit margin increased 50 basis points to 17.7 percent.

•

Net earnings attributable to General Mills increased 16 percent to $1.4 billion and diluted EPS was up 19 percent to $2.36, primarily reflecting higher operating profit and lower net shares outstanding. Adjusted diluted EPS of $2.21 was up 13 percent in constant currency, driven primarily by higher adjusted operating profit, a lower adjusted effective tax rate, and lower net shares outstanding.

Notes on Comparability

Financial results in the first half of fiscal 2023 reflected the acquisition of Tyson Foods’ pet treat business in the first quarter of fiscal 2022; the divestiture of the European yogurt business in the third quarter of fiscal 2022; the divestiture of certain international dough businesses in the third and fourth quarters of fiscal 2022; the acquisition of the TNT Crust foodservice business in the first quarter of fiscal 2023; and the divestiture of the Helper main meals and Suddenly Salad side dishes business in the first quarter of fiscal 2023.

First-half results in fiscal 2023 also included the impact of a voluntary recall on certain international Häagen-Dazs ice cream products, which was a headwind to net sales and operating profit results in the International segment. Unallocated corporate items in the first half included an additional $24 million of charges related to product disposals associated with the ice cream recall that were excluded from adjusted operating profit results.

The company does not expect any further material impact from the ice cream recall beyond the first half of fiscal 2023.

Operating Segment Results

Note: Tables may not foot due to rounding.

Components of Fiscal 2023 Reported Net Sales Growth

Second Quarter	Volume	Price/Mix	Foreign Exchange	Reported Net Sales
North America Retail	(8) pts	19 pts	(1) pt	11%
Pet	(11) pts	11 pts	—	Flat
North America Foodservice	2 pts	21 pts	—	24%
International	(39) pts	18 pts	(6) pts	(27)%

Total	(12) pts	17 pts	(1) pt	4%

Six Months
North America Retail	(7) pts	18 pts	—	11%
Pet	(6) pts	15 pts	—	8%
North America Foodservice	1 pt	22 pts	—	22%
International	(39) pts	16 pts	(6) pts	(28)%

Total	(12) pts	17 pts	(1) pt	4%

Components of Fiscal 2023 Organic Net Sales Growth

Second Quarter	Organic Volume	Organic Price/Mix	Organic Net Sales	Foreign Exchange	Acquisitions & Divestitures	Reported Net Sales
North America Retail	(7) pts	20 pts	13%	(1) pt	(2) pts	11%
Pet	(11) pts	11 pts	Flat	—	—	Flat
North America Foodservice	(2) pts	19 pts	17%	—	6 pts	24%
International	(7) pts	12 pts	5%	(6) pts	(26) pts	(27)%

Total	(6) pts	17 pts	11%	(1) pt	(5) pts	4%

Six Months
North America Retail	(6) pts	18 pts	13%	—	(2) pts	11%
Pet	(7) pts	13 pts	6%	—	2 pts	8%
North America Foodservice	(3) pts	20 pts	17%	—	5 pts	22%
International	(7) pts	8 pts	1%	(6) pts	(24) pts	(28)%

Total	(5) pts	16 pts	11%	(1) pt	(5) pts	4%

Fiscal 2023 Segment Operating Profit Growth

Second Quarter	% Change as Reported	% Change in Constant Currency
North America Retail	24%	24%
Pet	(34)%	(34)%
North America Foodservice	20%	20%
International	(70)%	(68)%

Total	10%	10%

Six Months
North America Retail	22%	22%
Pet	(15)%	(15)%
North America Foodservice	(3)%	(3)%
International	(56)%	(51)%

Total	10%	10%

North America Retail Segment

Second-quarter net sales for General Mills’ North America Retail segment increased 11 percent to $3.4 billion, driven by favorable net price realization and mix, partially offset by lower pound volume and a 2-point headwind from the Helper and Suddenly Salad divestiture. Organic net sales increased 13 percent. Net sales increased 18 percent in U.S. Snacks, 10 percent in U.S. Meals & Baking Solutions, and 10 percent in U.S. Morning Foods. Constant-currency net sales were up 4 percent in Canada. Segment operating profit of $837 million was up 24 percent as reported and in constant currency, driven primarily by favorable net price realization and mix and HMM cost savings, partially offset by input cost inflation, lower volume, and higher SG&A expenses.

Through six months, North America Retail segment net sales increased 11 percent to $6.4 billion, including a 2-point headwind from the Helper and Suddenly Salad divestiture. Organic net sales were up 13 percent. Segment operating profit of $1.6 billion was up 22 percent as reported and in constant currency, driven primarily by favorable net price realization and mix, partially offset by higher input costs, lower volume, and higher SG&A expenses.

Pet Segment

Second-quarter net sales for the Pet segment essentially matched year-ago levels at $593 million, with favorable net price realization and mix offset by lower pound volume. Organic net sales were flat. Net sales performance was negatively impacted by a reduction in retailer inventory, with all-channel retail sales up high single digits in the quarter. Excluding the retailer inventory change, net sales results were broadly in line with company expectations and reflected continued strength of the Blue Buffalo brand, partially offset by a short-term headwind from capacity constraints and related customer service challenges. Pet net sales performance is expected to accelerate in the second half of fiscal 2023 due to increased capacity, improved customer service, increased brand-building investment, and an expectation for stable retailer inventory levels. Segment operating profit totaled $87 million compared to $132 million a year ago, driven primarily by high-teens input cost inflation, a significant increase in costs related to capacity expansion and supply chain disruptions, and lower volume, including the impact of the retailer inventory reduction. These headwinds were partially offset by favorable net price realization and mix.

Through six months, Pet segment net sales increased 8 percent to $1.2 billion, including a 2-point benefit from the pet treats acquisition. Organic net sales were up 6 percent. Segment operating profit was down 15 percent to $210 million, driven primarily by higher input costs, lower volume, and higher SG&A expenses, partially offset by favorable net price realization and mix.

North America Foodservice Segment

Second-quarter net sales for the North America Foodservice segment increased 24 percent to $583 million, driven by favorable net price realization and mix, including a 5-point benefit from market index pricing on bakery flour. Net sales results also included a 6-point benefit from the TNT Crust acquisition. Organic net sales were up 17 percent. Segment operating profit increased 20 percent to $82 million, driven by favorable net price realization and mix, partially offset by higher input costs and higher SG&A expenses.

Through six months, North America Foodservice net sales increased 22 percent to $1.1 billion, including a 5-point benefit from the TNT Crust acquisition. Organic net sales were up 17 percent. Segment operating profit was down 3 percent to $135 million, driven by higher input costs and higher SG&A expenses, partially offset by favorable net price realization and mix.

International Segment

Second-quarter net sales for the International segment were down 27 percent to $672 million, driven by lower pound volume, including the impact of yogurt and dough divestitures and the ice cream recall, and a 6-point headwind from foreign currency exchange, partially offset by favorable net price realization and mix. Organic net sales were up 5 percent, with growth in Brazil, distributor markets, and Europe & Australia, partially offset by a decline in China due to continued consumer mobility restrictions as well as the impact of the international ice cream recall. Segment operating profit totaled $18 million compared to $59 million a year ago, driven by higher input costs and lower volume, including the impacts of the yogurt and dough divestitures and the ice cream recall, partially offset by favorable net price realization and mix and lower SG&A expenses.

Through six months, International net sales were down 28 percent to $1.3 billion, driven by lower pound volume, including the impact of yogurt and dough divestitures and the ice cream recall, and a 6-point headwind from foreign currency exchange, partially offset by favorable net price realization and mix. Organic net sales were up 1 percent. Segment operating profit totaled $53 million compared to $120 million a year ago, driven by lower volume, including the impacts of the yogurt and dough divestitures and the ice cream recall, and higher input costs, partially offset by favorable net price realization and mix and lower SG&A expenses.

Joint Venture Summary

Second-quarter net sales for Cereal Partners Worldwide (CPW) increased 2 percent in constant currency, driven by positive net price realization and mix, partially offset by lower volume. Constant-currency net sales for Häagen-Dazs Japan (HDJ) were down 10 percent as the business lapped strong new product performance a year ago. Combined after-tax earnings from joint ventures totaled $25 million compared to $33 million a year ago, driven by unfavorable foreign currency exchange as well as lower constant-currency profit at HDJ, partially offset by positive price/mix at CPW. Through six months, after-tax earnings from joint ventures totaled $45 million compared to $62 million a year ago.

Other Income Statement Items

Unallocated corporate items totaled $212 million net expense in the second quarter of fiscal 2023, compared to $132 million net expense a year ago. Excluding mark-to-market valuation effects and other items affecting comparability, unallocated corporate items totaled $142 million net expense this year compared to $112 million net expense last year, driven primarily by increased capability investments and certain discrete favorable items a year ago.

Restructuring, impairment, and other exit costs totaled $11 million compared to $2 million a year ago (please see Note 4 below for more information on these charges). Benefit plan non-service income totaled $22 million in the second quarter compared to $28 million a year ago, driven primarily by an increase in interest cost, partially offset by lower amortization of losses.

Net interest expense of $92 million was down 1 percent, driven primarily by lower average long-term debt balances, partially offset by higher rates. The effective tax rate in the quarter was 20.2 percent compared to 21.7 percent last year (please see Note 7 below for more information on our effective tax rate). The adjusted effective tax rate was 21.1 percent compared to 22.3 percent a year ago.

Net earnings attributable to redeemable and non-controlling interests totaled $2 million in the quarter compared to $11 million a year ago, driven primarily by the sale of the company’s interests in Yoplait SAS, Yoplait Marques SNC, and Liberté Marques Sàrl in fiscal 2022.

Cash Flow Generation and Cash Returns

Cash provided by operating activities totaled $1.2 billion through six months of fiscal 2023 compared to $1.5 billion a year ago, driven by an increase in inventory and higher cash tax payments. Capital investments of $227 million were up 1 percent from a year ago. Dividends paid increased 4 percent to $648 million. General Mills repurchased approximately 12.1 million shares of common stock through six months of fiscal 2023 for a total of $901 million compared to $375 million in share repurchases a year ago. Average diluted shares outstanding in the first half decreased 2 percent to 604 million.

Fiscal 2023 Outlook

General Mills continues to expect the largest factors impacting its performance in fiscal 2023 will be the economic health of consumers, the inflationary cost environment, and the frequency and severity of disruptions in the supply chain. Relative to its previous outlook, the company now expects to generate stronger organic net sales growth through better volume performance and improved price/mix. Volume elasticities in the second half of fiscal 2023 are expected to remain below historical levels. For the full year, the company expects input cost inflation of 14 to 15 percent of total cost of goods sold, HMM cost savings of 3 to 4 percent of cost of goods sold, moderately lower supply chain disruptions compared to the prior year, and increased investment in brand building and other growth-driving activities.

The company’s updated full-year fiscal 2023 financial targets are summarized below:

•	Organic net sales are now expected to increase 8 to 9 percent, compared to the previous expectation of 6 to 7 percent growth.

•

Adjusted operating profit is now expected to increase 3 to 5 percent in constant currency, compared to the previous range of between flat and up 3 percent in constant currency. Both the current and previous ranges include a 3-point net headwind from divestitures and acquisitions and an estimated 1-point headwind from the ice cream recall.

•

Adjusted diluted EPS is now expected to increase 4 to 6 percent in constant currency, compared to the previous range of up 2 to 5 percent in constant currency. The updated outlook reflects stronger adjusted operating profit growth and higher net interest expense due to increasing rates. Both the current and previous ranges include a 3-point net headwind from divestitures and acquisitions and an estimated 1-point headwind from the ice cream recall.

•	Free cash flow conversion is still expected to be at least 90 percent of adjusted after-tax earnings.

•

The net impact of divestitures, acquisitions, and foreign currency exchange is now expected to reduce full-year reported net sales growth by approximately 4.5 percent, and foreign currency exchange is still expected to reduce adjusted operating profit and adjusted diluted EPS growth by approximately 1 percent.

General Mills will issue pre-recorded management remarks today, December 20, 2022, at approximately 6:30 a.m. Central time (7:30 a.m. Eastern time) and will hold a live, webcasted question and answer session beginning at 8:00 a.m. Central time (9:00 a.m. Eastern time). The pre-recorded remarks and the webcast will be made available at www.generalmills.com/investors.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Fiscal 2023 Outlook,” and statements made by Mr. Harmening, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: the impact of the coronavirus (COVID-19) pandemic on our business, suppliers, consumers, customers, and employees; disruptions or inefficiencies in the supply chain, including any impact of the coronavirus (COVID-19) pandemic; competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in the legal and regulatory environment, including tax legislation, labeling and advertising regulations, and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of critical accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, energy, and transportation; effectiveness of restructuring and cost saving initiatives; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

# # #

Contacts

(Investors) Jeff Siemon: +1-763-764-2301

(Media) Jessica Stevens: +1-763-764-6364

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended			Six-Month Period Ended
	Nov. 27, 2022	Nov. 28, 2021	% Change	Nov. 27, 2022	Nov. 28, 2021	% Change
Net sales	$5,220.7	$5,024.0	4%	$9,938.3	$9,563.9	4%
Cost of sales	3,515.6	3,392.8	4%	6,785.5	6,335.3	7%
Selling, general, and administrative expenses	894.2	828.8	8%	1,685.6	1,586.2	6%
Divestitures gain, net	—	—	—%	(430.9)	—	NM
Restructuring, impairment, and other exit costs (recoveries)	11.1	2.3	NM	12.7	(2.0)	NM

Operating profit	799.8	800.1	—%	1,885.4	1,644.4	15%
Benefit plan non-service income	(21.7)	(27.7)	(22)%	(43.4)	(57.3)	(24)%
Interest, net	91.5	92.7	(1)%	179.2	188.6	(5)%

Earnings before income taxes and after-tax earnings from joint ventures	730.0	735.1	(1)%	1,749.6	1,513.1	16%
Income taxes	147.1	159.7	(8)%	363.2	328.6	11%
After-tax earnings from joint ventures	25.4	33.0	(23)%	45.2	62.1	(27)%

Net earnings, including earnings attributable to redeemable and noncontrolling interests	608.3	608.4	—%	1,431.6	1,246.6	15%
Net earnings attributable to redeemable and noncontrolling interests	2.4	11.2	(79)%	5.7	22.4	(75)%

Net earnings attributable to General Mills	$605.9	$597.2	1%	$1,425.9	$1,224.2	16%

Earnings per share – basic	$1.01	$0.98	3%	$2.38	$2.01	18%

Earnings per share – diluted	$1.01	$0.97	4%	$2.36	$1.99	19%

	Quarter Ended			Six-Month Period Ended
	Nov. 27, 2022	Nov. 28, 2021	Basis Pt Change	Nov. 27, 2022	Nov. 28, 2021	Basis Pt Change
Comparisons as a % of net sales:
Gross margin	32.7%	32.5%	20	31.7%	33.8%	(210)
Selling, general, and administrative expenses	17.1%	16.5%	60	17.0%	16.6%	40
Operating profit	15.3%	15.9%	(60)	19.0%	17.2%	180
Net earnings attributable to General Mills	11.6%	11.9%	(30)	14.3%	12.8%	150

	Quarter Ended			Six-Month Period Ended
	Nov. 27, 2022	Nov. 28, 2021	Basis Pt Change	Nov. 27, 2022	Nov. 28, 2021	Basis Pt Change
Comparisons as a % of net sales excluding certain items affecting comparability (a):
Adjusted gross margin	33.2%	32.2%	100	34.0%	33.4%	60
Adjusted operating profit	16.9%	16.3%	60	17.7%	17.2%	50
Adjusted net earnings attributable to General Mills	12.7%	12.1%	60	13.4%	12.7%	70

(a)	See Note 8 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).

See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Quarter Ended			Six-Month Period Ended
	Nov. 27, 2022	Nov. 28, 2021	% Change	Nov. 27, 2022	Nov. 28, 2021	% Change
Net sales:
North America Retail	$3,373.1	$3,044.6	11%	$6,361.9	$5,755.2	11%
International	671.7	914.4	(27)%	1,324.2	1,845.0	(28)%
Pet	592.9	593.4	—%	1,172.8	1,081.4	8%
North America Foodservice	583.0	471.6	24%	1,079.4	882.3	22%

Total	$5,220.7	$5,024.0	4%	$9,938.3	$9,563.9	4%

Operating profit:
North America Retail	$837.1	$675.4	24%	$1,614.9	$1,324.0	22%
International	17.8	59.4	(70)%	52.6	120.0	(56)%
Pet	86.6	131.5	(34)%	209.7	246.7	(15)%
North America Foodservice	81.5	67.9	20%	135.1	139.7	(3)%

Total segment operating profit	$1,023.0	$934.2	10%	2,012.3	$1,830.4	10%

Unallocated corporate items	212.1	131.8	61%	545.1	188.0	NM
Divestitures gain, net	—	—	—%	(430.9)	—	NM
Restructuring, impairment, and other exit costs (recoveries)	11.1	2.3	NM	12.7	(2.0)	NM

Operating profit	$799.8	$800.1	—%	$1,885.4	$1,644.4	15%

	Quarter Ended			Six-Month Period Ended
	Nov. 27, 2022	Nov. 28, 2021	Basis Pt Change	Nov. 27, 2022	Nov. 28, 2021	Basis Pt Change
Segment operating profit as a % of net sales:
North America Retail	24.8%	22.2%	260	25.4%	23.0%	240
International	2.6%	6.5%	(390)	4.0%	6.5%	(250)
Pet	14.6%	22.2%	(760)	17.9%	22.8%	(490)
North America Foodservice	14.0%	14.4%	(40)	12.5%	15.8%	(330)

Total segment operating profit	19.6%	18.6%	100	20.2%	19.1%	110

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions, Except Par Value)

	Nov. 27, 2022	Nov. 28, 2021	May 29, 2022
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$644.1	$1,021.0	$569.4
Receivables	1,834.0	1,766.1	1,692.1
Inventories	2,121.3	1,797.3	1,867.3
Prepaid expenses and other current assets	731.2	764.8	802.1
Assets held for sale	—	1,263.2	158.9

Total current assets	5,330.6	6,612.4	5,089.8
Land, buildings, and equipment	3,358.0	3,291.5	3,393.8
Goodwill	14,476.0	14,523.2	14,378.5
Other intangible assets	6,974.8	6,813.9	6,999.9
Other assets	1,180.4	1,240.6	1,228.1

Total assets	$31,319.8	$32,481.6	$31,090.1

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$4,022.6	3,450.0	3,982.3
Current portion of long-term debt	1,964.3	600.7	1,674.2
Notes payable	1,153.4	1,098.0	811.4
Other current liabilities	2,067.9	2,060.2	1,552.0
Liabilities held for sale	—	604.3	—

Total current liabilities	9,208.2	7,813.2	8,019.9
Long-term debt	8,622.5	10,973.6	9,134.8
Deferred income taxes	2,186.9	2,146.9	2,218.3
Other liabilities	930.1	1,181.6	929.1

Total liabilities	20,947.7	22,115.3	20,302.1

Redeemable interest	—	561.6	—
Stockholders’ equity:
Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5	75.5
Additional paid-in capital	1,155.3	1,365.1	1,182.9
Retained earnings	18,991.9	17,363.2	18,532.6
Common stock in treasury, at cost, shares of 164.4, 151.4, and 155.7	(8,023.5)	(6,915.2)	(7,278.1)
Accumulated other comprehensive loss	(2,078.0)	(2,364.1)	(1,970.5)

Total stockholders’ equity	10,121.2	9,524.5	10,542.4
Noncontrolling interests	250.9	280.2	245.6

Total equity	10,372.1	9,804.7	10,788.0

Total liabilities and equity	$31,319.8	$32,481.6	$31,090.1

Consolidated Statements of Cash Flows

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Six-Month Period Ended
	Nov. 27, 2022	Nov. 28, 2021
Cash Flows - Operating Activities
Net earnings, including earnings attributable to redeemable and noncontrolling interests	$1,431.6	$1,246.6
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	273.9	286.9
After-tax earnings from joint ventures	(45.2)	(62.1)
Distributions of earnings from joint ventures	26.5	35.8
Stock-based compensation	57.6	47.9
Deferred income taxes	(48.1)	56.4
Pension and other postretirement benefit plan contributions	(12.7)	(12.5)
Pension and other postretirement benefit plan costs	(13.5)	(14.4)
Divestitures gain, net	(430.9)	—
Restructuring, impairment, and other exit costs	(13.7)	(44.2)
Changes in current assets and liabilities, excluding the effects of acquisitions and divestitures	(64.4)	(88.7)
Other, net	39.6	46.1

Net cash provided by operating activities	1,200.7	1,497.8

Cash Flows - Investing Activities
Purchases of land, buildings, and equipment	(226.7)	(224.3)
Acquisition, net of cash acquired	(251.5)	(1,198.6)
Proceeds from divestitures, net of cash divested	610.7	—
Investments in affiliates, net	(1.4)	4.8
Proceeds from disposal of land, buildings, and equipment	0.5	1.5
Other, net	(6.5)	20.6

Net cash provided (used) by investing activities	125.1	(1,396.0)

Cash Flows - Financing Activities
Change in notes payable	353.4	854.2
Issuance of long-term debt	500.0	1,935.0
Payment of long-term debt	(600.0)	(2,221.7)
Proceeds from common stock issued on exercised options	118.5	26.1
Purchases of common stock for treasury	(901.3)	(375.0)
Dividends paid	(647.9)	(623.2)
Distributions to noncontrolling and redeemable interest holders	(4.8)	(2.5)
Other, net	(48.4)	(20.1)

Net cash used by financing activities	(1,230.5)	(427.2)

Effect of exchange rate changes on cash and cash equivalents	(20.6)	(35.1)

Increase (decrease) in cash and cash equivalents	74.7	(360.5)
Cash and cash equivalents - beginning of year	569.4	1,505.2

Cash and cash equivalents - end of period (includes $123.7 million of cash classified as held for sale as of November 28, 2021)	$644.1	$1,144.7

Cash Flow from changes in current assets and liabilities, excluding the effects of acquisitions and divestitures:
Receivables	$(200.8)	$(237.3)
Inventories	(278.5)	9.2
Prepaid expenses and other current assets	62.9	(1.2)
Accounts payable	112.5	(28.4)
Other current liabilities	239.5	169.0

Changes in current assets and liabilities	$(64.4)	$(88.7)

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)

The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

(2)

In the third quarter of fiscal 2022, we completed a new organization structure to streamline our global operations. This global reorganization required us to reevaluate our operating segments. Under our new organization structure, our chief operating decision maker assesses performance and makes decisions about resources to be allocated to our operating segments as follows: North America Retail; International; Pet; and North America Foodservice. We have restated our net sales by segment and segment operating profit amounts to reflect our new operating segments. These segment changes had no effect on previously reported consolidated net sales, operating profit, net earnings attributable to General Mills, or earnings per share.

(3)

During the first quarter of fiscal 2023, we acquired TNT Crust, a manufacturer of high-quality frozen pizza crusts for regional and national pizza chains, foodservice distributors, and retail outlets, for a purchase price of $253 million. We financed the transaction with U.S. commercial paper. We consolidated the TNT Crust business into our Consolidated Balance Sheets and recorded goodwill of $154 million. The goodwill is included in the North America Foodservice segment and is not deductible for tax purposes. The pro forma effects of this acquisition were not material. The consolidated results of the TNT Crust business are reported in our North America Foodservice segment on a one-month lag.

During the first quarter of fiscal 2023, we completed the asset sale of our Helper main meals and Suddenly Salad side dishes business to Eagle Family Foods Group for $607 million and recorded a pre-tax gain of $442 million.

During the first quarter of fiscal 2022, we acquired the pet treats business for $1.2 billion in cash. We financed the transaction with a combination of cash on hand and short-term debt. We consolidated the pet treats business into our Consolidated Balance Sheets and recorded goodwill of $762 million, indefinite-lived intangible assets for the Nudges, Top Chews, and True Chews brands totaling $330 million in aggregate, and a finite-lived customer relationship asset of $40 million. The goodwill is included in the Pet segment and is deductible for tax purposes. The pro forma effects of this acquisition were not material.

(4)

In the six-month period ended November 27, 2022, we did not undertake any new restructuring actions. We recorded $12 million of restructuring charges in the second quarter of fiscal 2023 and $14 million of restructuring charges in the six-month period ended November 27, 2022, related to restructuring actions previously announced. We recorded $3 million of restructuring charges in the second quarter of fiscal 2022 and a $1 million net recovery of restructuring charges in the six-month period ended November 28, 2021, related to restructuring actions previously announced. We expect these actions to be completed by the end of fiscal 2024.

(5)

Unallocated corporate expense totaled $212 million in the second quarter of fiscal 2023, compared to $132 million in the same period in fiscal 2022. In the second quarter of fiscal 2023, we recorded a $25 million net increase in expense related to the mark-to-market valuation of certain commodity positions and grain inventories compared to a $12 million net decrease in expense in the same period last year. We recorded $36 million of net losses related to valuation adjustments and the sale of a corporate investment in the second quarter of fiscal 2023, compared to $10 million of net gains in the second quarter of fiscal 2022. In the second quarter of fiscal 2023, we recorded a $3 million charge related to a voluntary recall on certain international Häagen-Dazs ice cream products. In addition, we recorded $3 million of integration costs primarily related to our acquisition of TNT Crust in the second quarter of fiscal 2023 compared to $4 million of integration costs related to our acquisition of Tyson Foods’ pet treats business in the second quarter of fiscal 2022. In the second quarter of fiscal 2023, we recorded $2 million of transaction costs primarily related to the sale of our Helper main meals and Suddenly Salad side dishes business compared $38 million of transaction costs related to the sale of our interests in Yoplait SAS, Yoplait Marques SNC, and Liberté Marques Sàrl and the sale of our European dough businesses in the second quarter of fiscal 2022.

Unallocated corporate expense totaled $545 million in the six-month period ended November 27, 2022, compared to $188 million in the same period last year. We recorded a $200 million net increase in expense related to the mark-to-market valuation of certain commodity positions and grain inventories in the six-month period ended November 27, 2022, compared to a $36 million net decrease in expense in the same period last year. We recorded $62 million of net losses related to valuation adjustments and the sale of corporate investments in the six-month period ended November 27, 2022, compared to $10 million of net gains in the same period last year. In the six-month period ended November 27, 2022, we recorded a $24 million charge related to a voluntary recall on certain international Häagen-Dazs ice cream products. In addition, we recorded $4 million of integration costs primarily related to our acquisition of TNT Crust in the six-month period ended November 27, 2022, compared to $16 million of integration costs related to our acquisition of Tyson Foods’ pet treats business in the six-month period ended November 28, 2021. In the six-month period ended November 27, 2022, we recorded $2 million of transaction costs primarily related to the sale of our Helper main meals and Suddenly Salad side dishes business compared to $48 million of transaction costs related to the sale of our interests in Yoplait SAS, Yoplait Marques SNC, Liberté Marques Sàrl and the sale of our European dough businesses. In addition, we recorded a $21 million recovery related to a Brazil indirect tax item and a $13 million insurance recovery in the six-month period ended November 28, 2021.

(6)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended		Six-Month Period Ended
In Millions, Except per Share Data	Nov. 27, 2022	Nov. 28, 2021	Nov. 27, 2022	Nov. 28, 2021
Net earnings attributable to General Mills	$605.9	$597.2	$1,425.9	$1,224.2

Average number of common shares - basic EPS	595.9	608.6	598.0	609.5
Incremental share effect from: (a)
Stock options	3.7	2.2	3.6	2.1
Restricted stock units and performance share units	2.4	2.2	2.4	2.2

Average number of common shares - diluted EPS	602.0	613.0	604.0	613.8

Earnings per share – basic	$1.01	$0.98	$2.38	$2.01
Earnings per share – diluted	$1.01	$0.97	$2.36	$1.99

(a)	Incremental shares from stock options, restricted stock units, and performance share units are computed by the treasury stock method.

(7)

The effective tax rate for the second quarter of fiscal 2023 was 20.2 percent compared to 21.7 percent for the second quarter of fiscal 2022. The 1.5 percentage point decrease was primarily due to certain nonrecurring discrete tax benefits and favorable changes in earnings mix by jurisdiction in fiscal 2023. Our effective tax rate excluding certain items affecting comparability was 21.1 percent in the second quarter of fiscal 2023, compared to 22.3 percent in the same period last year (see the “Non-GAAP Measures” section below for a description of our use of measures not defined by GAAP). The 1.2 percentage point decrease was primarily due to certain nonrecurring discrete tax benefits and favorable changes in earnings mix by jurisdiction in the second quarter of fiscal 2023.

The effective tax rate for the six-month period ended November 27, 2022, was 20.8 percent compared to 21.7 percent for the six-month period ended November 28, 2021. The 0.9 percentage point decrease was primarily due to certain nonrecurring discrete tax benefits and favorable changes in earnings mix by jurisdiction in fiscal 2023, partially offset by unfavorable tax components related to the divestitures incurred in the six-month period ended November 27, 2022. Our effective tax rate excluding certain items affecting comparability was 20.4 percent in the six-month period ended November 27, 2022, compared to 22.0 percent in the same period last year (see the “Non-GAAP Measures” section below for a description of our use of measures not defined by GAAP). The 1.6 percentage point decrease is primarily due to certain nonrecurring discrete tax benefits and favorable changes in earnings mix by jurisdiction in fiscal 2023.

(8)

We have included measures in this release that are not defined by GAAP. We believe that these measures provide useful information to investors, and include these measures in other communications to investors. For each of these non-GAAP financial measures, we are providing below a reconciliation of the differences between the non-GAAP measure and the most directly comparable GAAP measure, an explanation of why we believe the non-GAAP measure provides useful information to investors and any additional material purposes for which our management or Board of Directors uses the non-GAAP measure. These non-GAAP measures should be viewed in addition to, and not in lieu of, the comparable GAAP measure.

We provide organic net sales growth rates for our consolidated net sales and segment net sales. This measure is used in reporting to our Board of Directors and executive management and as a component of the Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that organic net sales growth rates provide useful information to investors because they provide transparency to underlying performance in our net sales by excluding the effect that foreign currency exchange rate fluctuations, acquisitions, divestitures, and a 53rd fiscal week, when applicable, have on year-to-year comparability. A reconciliation of these measures to reported net sales growth rates, the relevant GAAP measures, are included in our Operating Segment Results above.

Certain measures in this release are presented excluding the impact of foreign currency exchange (constant-currency). To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. We believe that these constant-currency measures provide useful information to investors because they provide transparency to underlying performance by excluding the effect that foreign currency exchange rate fluctuations have on period-to-period comparability given volatility in foreign currency exchange markets.

Our fiscal 2023 outlook for organic net sales growth, adjusted operating profit growth, adjusted diluted EPS growth, and free cash flow conversion are non-GAAP financial measures that exclude, or have otherwise been adjusted for, items impacting comparability, including the effect of foreign currency exchange rate fluctuations, acquisitions, divestitures, and a 53rd week, when applicable. We are not able to reconcile these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measure without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates or the timing of acquisitions and divestitures throughout fiscal 2023. The unavailable information could have a significant impact on our fiscal 2023 GAAP financial results.

For fiscal 2023, we currently expect: foreign currency exchange rates (based on a blend of forward and forecasted rates and hedge positions) and completed acquisitions and divestitures to reduce net sales growth by approximately 4.5 percent; foreign currency exchange rates to reduce adjusted operating profit and adjusted diluted EPS growth by approximately 1 percent; and restructuring charges and project-related costs, transaction and acquisition integration costs related to actions previously announced, and product disposal charges related to the ice cream recall to total approximately $55 million to $60 million.

Significant Items Impacting Comparability

Several measures below are presented on an adjusted basis. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgement, significantly affect the year-to-year assessment of operating results.

The following are descriptions of significant items impacting comparability of our results.

Divestitures gain, net

Net divestitures gain primarily related to the sale of our Helper main meals and Suddenly Salad side dishes business in fiscal 2023. Please see Note 3.

Mark-to-market effects

Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. Please see Note 5.

Investment activity, net

Valuation adjustments and the loss on sale of certain corporate investments in fiscal 2023. Valuation adjustments and the gain on sale of certain corporate investments in fiscal 2022. Please see Note 5.

Product recall

Voluntary recall costs recorded in fiscal 2023 related to certain international Häagen-Dazs ice cream products. Please see Note 5.

Restructuring charges (recoveries)

Restructuring charges for previously announced restructuring actions recorded in fiscal 2023 and fiscal 2022. Please see Note 4.

Acquisition integration costs

Integration costs primarily resulting from the acquisition of TNT Crust in fiscal 2023. Integration costs resulting from the acquisition of Tyson Foods’ pet treats business in fiscal 2022. Please see Note 3.

Transaction costs

Transaction costs primarily related to the sale of our Helper main meals and Suddenly Salad side dishes business in fiscal 2023. Transaction costs related to the sale of our interests in Yoplait SAS, Yoplait Marques SNC, and Liberté Marques Sàrl and the sale of our European dough businesses in fiscal 2022. Please see Note 3.

Non-income tax recovery

Recovery related to a Brazil indirect tax item recorded in fiscal 2022.

CPW restructuring charges

CPW restructuring charges related to previously announced restructuring actions.

Adjusted Operating Profit Growth on a Constant-currency Basis

This measure is used in reporting to our Board of Directors and executive management and as a component of the measurement of our performance for incentive compensation purposes. We believe that this measure provides useful information to investors because it is the operating profit measure we use to evaluate operating profit performance on a comparable year-to-year basis. The measure is evaluated on a constant-currency basis by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given the volatility in foreign currency exchange rates.

Our adjusted operating profit growth on a constant-currency basis is calculated as follows:

	Quarter Ended			Six-Month Period Ended
	Nov. 27, 2022	Nov. 28, 2021	Change	Nov. 27, 2022	Nov. 28, 2021	Change
Operating profit as reported	$799.8	$800.1	Flat	$1,885.4	$1,644.4	15%
Divestitures gain, net	—	—		(430.9)	—
Mark-to-market effects	25.1	(12.1)		199.8	(36.2)
Investment activity, net	35.7	(10.5)		62.0	(9.8)
Product recall	2.9	—		24.4	—
Restructuring charges (recoveries)	11.6	2.7		13.9	(1.4)
Acquisition integration costs	2.8	3.5		4.3	15.9
Transaction costs	1.8	37.6		2.0	48.2
Non-income tax recovery	—	—		—	(20.6)

Adjusted operating profit	$879.7	$821.3	7%	$1,760.9	$1,640.5	7%

Foreign currency exchange impact			Flat			(1) pt

Adjusted operating profit growth, on a constant-currency basis			7%			8%

Note: Table may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

Adjusted Diluted EPS and Related Constant-currency Growth Rates

This measure is used in reporting to our Board of Directors and executive management. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate earnings performance on a comparable year-to-year basis.

The reconciliation of our GAAP measure, diluted EPS, to adjusted diluted EPS and the related constant-currency growth rates follows:

	Quarter Ended			Six-Month Period Ended
Per Share Data	Nov. 27, 2022	Nov. 28, 2021	Change	Nov. 27, 2022	Nov. 28, 2021	Change
Diluted earnings per share, as reported	$1.01	$0.97	4%	$2.36	$1.99	19%
Divestitures gain, net	—	—		(0.54)	—
Mark-to-market effects	0.03	(0.02)		0.25	(0.05)
Investment activity, net	0.04	(0.02)		0.08	(0.02)
Product recall	—	—		0.03	—
Restructuring charges (recoveries)	0.02	—		0.02	(0.01)
Acquisition integration costs	0.01	—		0.01	0.02
Transaction costs	—	0.05		—	0.06
Non-income tax recovery	—	—		—	(0.02)

Adjusted diluted earnings per share	$1.10	$0.99	11%	$2.21	$1.98	12%

Foreign currency exchange impact			(1) pt			(1) pt

Adjusted diluted earnings per share growth, on a constant-currency basis			12%			13%

Note: Table may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

See our reconciliation below of the effective income tax rate as reported to the adjusted effective income tax rate for the tax impact of each item affecting comparability.

Adjusted Earnings Comparisons as a Percent of Net Sales

We believe that these measures provide useful information to investors because they are important for assessing our adjusted earnings comparisons as a percent of net sales on a comparable year-to-year basis.

Our adjusted earnings comparisons as a percent of net sales are calculated as follows:

	Quarter Ended
In Millions	Nov. 27, 2022		Nov. 28, 2021
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,705.1	32.7%	$1,631.2	32.5%
Mark-to-market effects	25.1	0.5%	(12.1)	(0.2)%
Product recall	2.9	0.1%	—	—%
Restructuring charges	0.5	—%	0.4	—%
Transaction costs	—	—%	0.1	—%

Adjusted gross margin	$1,733.7	33.2%	$1,619.6	32.2%

Operating profit as reported	$799.8	15.3%	$800.1	15.9%
Mark-to-market effects	25.1	0.5%	(12.1)	(0.2)%
Investment activity, net	35.7	0.7%	(10.5)	(0.2)%
Product recall	2.9	0.1%	—	—%
Restructuring charges	11.6	0.2%	2.7	0.1%
Acquisition integration costs	2.8	0.1%	3.5	0.1%
Transaction costs	1.8	—%	37.6	0.7%

Adjusted operating profit	$879.7	16.9%	$821.3	16.3%

Net earnings attributable to General Mills as reported	$605.9	11.6%	$597.2	11.9%
Mark-to-market effects, net of tax (b)	19.3	0.4%	(9.2)	(0.2)%
Investment activity, net, net of tax (b)	22.7	0.4%	(10.8)	(0.2)%
Product recall, net of tax (b)	2.3	—%	—	—%
Restructuring charges (recoveries), net of tax (b)	8.4	0.2%	(0.1)	—%
Acquisition integration costs, net of tax (b)	2.1	—%	2.7	0.1%
Transaction costs, net of tax (b)	1.2	—%	29.5	0.6%
CPW restructuring charges	—	—%	0.1	—%

Adjusted net earnings attributable to General Mills	$661.8	12.7%	$609.4	12.1%

	Six-Month Period Ended
In Millions	Nov. 27, 2022		Nov. 28, 2021
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$3,152.8	31.7%	$3,228.6	33.8%
Mark-to-market effects	199.8	2.0%	(36.2)	(0.4)%
Product recall	24.0	0.2%	—	—%
Restructuring charges	1.2	—%	0.6	—%
Acquisition integration costs	—	—%	0.1	—%
Transaction costs	—	—%	0.8	—%

Adjusted gross margin	$3,377.8	34.0%	$3,193.9	33.4%

Operating profit as reported	$1,885.4	19.0%	$1,644.4	17.2%
Divestitures gain, net	(430.9)	(4.3)%	—	—%
Mark-to-market effects	199.8	2.0%	(36.2)	(0.4)%
Investment activity, net	62.0	0.6%	(9.8)	(0.1)%
Product recall	24.4	0.2%	—	—%
Restructuring charges (recoveries)	13.9	0.1%	(1.4)	—%
Acquisition integration costs	4.3	—%	15.9	0.2%
Transaction costs	2.0	—%	48.2	0.5%
Non-income tax recovery	—	—%	(20.6)	(0.2)%

Adjusted operating profit	$1,760.9	17.7%	$1,640.5	17.2%

Net earnings attributable to General Mills as reported	$1,425.9	14.3%	$1,224.2	12.8%
Divestitures gain, net, net of tax (b)	(329.0)	(3.3)%	—	—%
Mark-to-market effects, net of tax (b)	153.8	1.5%	(27.8)	(0.3)%
Investment activity, net, net of tax (b)	48.5	0.5%	(10.3)	(0.1)%
Product recall, net of tax (b)	18.8	0.2%	—	—%
Restructuring charges (recoveries), net of tax (b)	10.1	0.1%	(3.3)	—%
Acquisition integration costs, net of tax (b)	3.3	—%	12.3	0.1%
Transaction costs, net of tax (b)	1.4	—%	35.1	0.4%
CPW restructuring charges	0.1	—%	0.1	—%
Non-income tax recovery, net of tax (b)	—	—%	(13.6)	(0.1)%

Adjusted net earnings attributable to General Mills	$1,332.9	13.4%	$1,216.7	12.7%

Note: Tables may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

(a)	Net sales less cost of sales.
(b)	See reconciliation of adjusted effective income tax rate below for tax impact of each adjustment.

Constant-currency Segment Operating Profit Growth Rates

We believe that this measure provides useful information to investors because it provides transparency to underlying performance of our segments by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given volatility in foreign currency exchange markets.

Our segments’ operating profit growth rates on a constant-currency basis are calculated as follows:

	Quarter Ended Nov. 27, 2022
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange	Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	24%	Flat	24%
International	(70)%	(2) pts	(68)%
Pet	(34)%	Flat	(34)%
North America Foodservice	20%	Flat	20%

Total segment operating profit	10%	Flat	10%

	Sixth-Month Period Ended Nov. 27, 2022
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange	Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	22%	Flat	22%
International	(56)%	(5) pts	(51)%
Pet	(15)%	Flat	(15)%
North America Foodservice	(3)%	Flat	(3)%

Total segment operating profit	10%	(1) pt	10%

Note: Tables may not foot due to rounding.

Net Sales Growth Rates for Our Canada Operating Unit on a Constant-currency Basis

We believe that this measure of our Canada operating unit net sales provides useful information to investors because it provides transparency to underlying performance of our Canada operating unit within our North America Retail segment by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given volatility in foreign currency exchange markets.

Net sales growth rates for our Canada operating unit on a constant-currency basis are calculated as follows:

	Percentage Change in Net Sales as Reported	Impact of Foreign Currency Exchange	Percentage Change in Net Sales on Constant- Currency Basis
Quarter Ended Nov. 27, 2022	(3)%	(7) pts	4%
Six-Month Period Ended Nov. 27, 2022	Flat	(5) pts	6%

Note: Table may not foot due to rounding.

Adjusted Effective Income Tax Rate

We believe this measure provides useful information to investors because it presents the adjusted effective income tax rate on a comparable year-to-year basis.

Adjusted effective income tax rates are calculated as follows:

	Quarter Ended				Six-Month Period Ended
	Nov. 27, 2022		Nov. 28, 2021		Nov. 27, 2022		Nov. 28, 2021
In Millions (Except Per Share Data)	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$730.0	$147.1	$735.1	159.7	$1,749.6	$363.2	$1,513.1	$328.6
Divestitures gain, net	—	—	—	—	(430.9)	(101.9)	—	—
Mark-to-market effects	25.1	5.8	(12.1)	(2.8)	199.8	46.0	(36.2)	(8.3)
Investment activity, net	35.7	13.0	(10.5)	0.3	62.0	13.5	(9.8)	0.5
Product recall	2.9	0.7	—	—	24.4	5.6	—	—
Restructuring charges (recoveries)	11.6	3.2	2.7	2.8	13.9	3.8	(1.4)	1.9
Acquisition integration costs	2.8	0.7	3.5	0.8	4.3	1.0	15.9	3.6
Transaction costs	1.8	0.6	37.6	7.8	2.0	0.6	48.2	12.4
Non-income tax recovery	—	—	—	—	—	—	(20.6)	(7.0)

As adjusted	$809.9	$171.0	$756.4	$168.8	$1,625.1	$331.8	$1,509.2	$331.8

Effective tax rate:
As reported		20.2%		21.7%		20.8%		21.7%
As adjusted		21.1%		22.3%		20.4%		22.0%

Sum of adjustment to income taxes		$23.9		$8.9		$(31.4)		$3.1

Average number of common shares - diluted EPS		602.0		613.0		604.0		613.8

Impact of income tax adjustments on adjusted diluted EPS		$(0.04)		$(0.01)		$0.05		$—

Note: Table may not foot due to rounding.

(a)	Earnings before income taxes and after-tax earnings from joint ventures.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.